Exhibit 10.16(a)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into by and between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and Richard Zoretic (“Executive”) as of October 26, 2012, and effective as of the Closing Date (as hereinafter defined).

W I T N E S S E T H

WHEREAS, WellPoint and Executive are parties to that certain Employment Agreement dated as of July 9, 2012 (the “Employment Agreement”) and effective upon the Closing Date;

WHEREAS, WellPoint has entered into an agreement and plan of merger with AMERIGROUP Corporation, a Delaware corporation, pursuant to that certain Agreement and Plan of Merger, dated as of July 9, 2012, by and among AMERIGROUP Corporation, WellPoint and WellPoint Merger Sub, Inc. (the “Merger Agreement”);

WHEREAS, the “Closing Date” shall have the meaning specified in the Merger Agreement; and

WHEREAS, WellPoint and Executive desire to amend the Employment Agreement as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Employment Agreement is hereby amended as follows:

1.	Section 8(d) of the Employment Agreement is amended and restated as follows:

(d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability (provided, (1) that any such written notice of involuntary termination without Cause delivered to the Executive during the thirty (30) day period immediately following the Closing Date shall specify that the Executive’s date of termination shall be no earlier than thirty (30) days after the date of the delivery of such notice and such termination of employment shall in no event be effective prior to the end of such thirty (30) day or longer notice period and (2) that during such 30-day or longer notice period the Executive shall be treated as an active employee of the Company for all purposes of this Agreement).

Exhibit 10.16(a)

2.	The capitalized terms in this Amendment shall have the same meaning ascribed to them in the Employment Agreement.

3.	No rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or the Employment Agreement (including all of the exhibits and schedules) or any amendments thereto.

4.	The Employment Agreement, as amended by this Amendment, states the entire agreement between the parties with respect to the subject matter hereof and thereof, including compensation, and supersedes any prior or contemporaneous oral or written proposals, statements, discussions, negotiations, or other agreements. All references in the Employment Agreement (including in any exhibits, schedules and other attachments) to “this Agreement,” “herein,” “hereunder” or any similar reference shall be deemed to mean and refer to the Employment Agreement, as amended by this Amendment.

5.	This Amendment shall be governed by and construed in accordance with the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

6.	This Amendment shall be null and void if the Merger Agreement terminates for any reason and shall only become effective as of the Closing Date.

Exhibit 10.16(a)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the date first written above.

WELLPOINT, INC.

By:	/s/ Randy Brown

Name:	Randy Brown

Its:	EVP & Chief Human Resources Officer

Date:	11/2/12

EXECUTIVE

/s/ Richard C. Zoretic

Date:	10/26/12

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